Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 26, 2026, Nexstar Media Group, Inc. (the “Company,” “Nexstar,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Common Stock (as defined below).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock that are contained in our Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and Second Amended and Restated Bylaws, as amended to date (the “Bylaws”), and is qualified in its entirety by reference to these documents. You should refer to the Certificate of Incorporation and the Bylaws, both of which we have filed as exhibits to our Annual Report on Form 10-K of which this exhibit is a part. In addition, you should refer to the General Corporation Law of Delaware, as amended (the “DGCL”), which may also affect the terms of our capital stock. Terms used herein and not otherwise defined herein have the meanings set forth in the Certificate of Incorporation or the Bylaws, as applicable.

Authorized Shares of Capital Stock

Under the Certificate of Incorporation, Nexstar is authorized to issue an aggregate of 100,200,000 shares of capital stock, divided into classes as follows:

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100 million shares of common stock, par value $0.01 per share (the “common stock”);
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200,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

As of February 26, 2026, there were 30,327,997 shares of common stock outstanding, and there were no shares of preferred stock outstanding. Nexstar’s common stock is traded on The Nasdaq Global Select Market under the symbol “NXST.”

Common Stock

The holders of common stock possess all rights pertaining to the capital stock of Nexstar, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of preferred stock that may be issued with any preference or priority over the common stock.

Stockholder Voting

Except as may be provided for in any amendment to the Certificate of Incorporation establishing a series of preferred stock, the holders of common stock will have the sole power to vote for the election of directors and for all other purposes. Each holder of common stock shall have one vote for each share held by such holder. Notwithstanding any other provision of the Certificate of Incorporation, holders of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to Nexstar’s Certificate of Incorporation generally must be approved by at least a majority of the voting power of all holders of common stock. However, amendments to certain provisions of Nexstar’s Certificate of Incorporation must be approved by two-thirds of the votes entitled to be cast with respect to such amendments.

Dividends and Other Distributions

Holders of common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid only as follows: (i) shares of common stock may be paid only to holders of common stock and (ii) shares shall be paid proportionally with respect to each outstanding share of common stock.

Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of the common stock, as such, shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Preemptive Rights

No holders of common stock have any preemptive rights with respect to the common stock or any other securities of the Company, or to any obligations convertible (directly or indirectly) into securities of the Company.

Transfer Restrictions and Redemption

If the Company has reason to believe that the Ownership, or proposed Ownership, of shares of capital stock of the Company by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of capital stock of the Company by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Company, shall promptly furnish to the Company such information (including information with respect to citizenship, other Ownership interests and affiliations) as the Company may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of the Company by such stockholder, other Owner or Proposed Transferee could result in any Violation.

If (a) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request within the period of time (including any applicable extension thereof) determined by the board of directors, or (b) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information, the board of directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of capital stock of the Company, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Company to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Company may, inter alia: (1) refuse to permit any Transfer of record of shares of capital stock of the Company that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person; (ii) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio; (iii) suspend those rights of stock ownership the exercise of which could result in any Violation; (iv) redeem such shares, in accordance with the paragraph below and/or (v) take all such other action as the board of directors may deem necessary or advisable, including exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person.

Notwithstanding any other provision of the Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the board of directors creating any series of preferred stock, outstanding shares of common stock or preferred stock shall always be subject to redemption by the Company, by action of the board of directors, if in the judgment of the board of directors such action should be taken with respect to any shares of capital stock of the Company of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as set forth in the Certificate of Incorporation.

Takeover Defense

Certain provisions of the Certificate of Incorporation, the Bylaws and the DGCL have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Nexstar by means of a proxy contest, tender offer, merger or otherwise.

The board of directors of Nexstar will have the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion and redemption rights, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors will have the power to the extent consistent with its legal duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third-party seeks control of Nexstar, and thereby assist members of management to retain their positions.

Special Meetings of Stockholders. Under the Bylaws and subject to the rights of any series of preferred stock that may be issued by Nexstar, special meetings of stockholders may be called solely by the board of directors of Nexstar or by the chairperson of the board of directors.

Action by Written Consent. Under the Certificate of Incorporation and Bylaws, Nexstar stockholders may not take action by written consent.

Advance Notice of Nominations and Proposed Business for Stockholder Meetings. Under the Bylaws, only the board of directors or a stockholder of record entitled to vote at a meeting for the election of directors may nominate candidates for election to the board of directors of Nexstar at an annual meeting of stockholders or present business for consideration by the stockholders at an annual meeting.

The Bylaws require that a stockholder who desires to nominate a candidate for election to the board of directors at an annual meeting or present business at an annual meeting to provide notice to the Secretary of Nexstar in advance of the meeting. The notice must be in proper form and set forth various information related to the stockholder giving the notice and the applicable nomination or proposal. Notice of such stockholder nomination or proposal must be received by Nexstar not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting and the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made by Nexstar.

Delaware Business Combination Statute. Nexstar has elected to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with some exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for common stock.

Other Matters

Limitation on Director’s and Officer’s Liability. The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, subject to certain exceptions, Nexstar will indemnify and advance expenses of any director or officer who is made or threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of Nexstar or, while a director or officer of Nexstar, is or was serving at the request of Nexstar as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, and except as otherwise provided in the Bylaws, no director or officer of Nexstar will be liable to Nexstar or its stockholders for monetary damages from a breach of fiduciary duty owed to Nexstar or its stockholders.

Exclusive Forum. The Certificate of Incorporation provides that, unless Nexstar, as authorized by its board of directors, consents in writing to the selection of alternative forum, (i) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Nexstar; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Nexstar to Nexstar or Nexstar’s stockholders; (c) any action asserting a claim against Nexstar arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws; or (d) any action asserting a claim against Nexstar governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein, and (ii) the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against Nexstar or any director or officer of Nexstar.

Transfer Agent. The transfer agent for Nexstar is the American Stock Transfer & Trust Co., Corporate Trust Department, 6201 Fifteenth Ave., Brooklyn, New York 11219.